Exhibit 4.36

English Translation for Reference
STATEMENT OF SPOUSE
Name: GUANGLIN LAI
Passport Number: S2630389C
This is to confirm that I, as the spouse of Li Juan, hereby unconditionally and irrevocably represent to Shenzhen Guanli Agricultural Technology Co., Ltd. and Agria Brother Biotech (Shenzhen) Co., Ltd. that:
the equity interest held by Li Juan in Shenzhen Guanli Agricultural Technology Co., Ltd. and any dividends, bonuses or other distributions received by her in respect of the equity interest are the personal property of Li Juan, and shall not be the husband-and-wife common property of Li Juan and myself at any time.
Signature: /s/ GUANGLIN LAI
Date: August 4, 2009